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                                                              EXHIBIT 99 (a) (4)

  OFFER TO PURCHASE FOR CASH ALL OUTSTANDING ORDINARY SHARES (INCLUDING THOSE
                 REPRESENTED BY AMERICAN DEPOSITARY SHARES) of

                                   Sema plc

                                      by
                           Schlumberger Investments

                         a wholly-owned subsidiary of

                               Schlumberger N.V.


 THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3:00 P.M. LONDON TIME, 10:00 A.M. NEW YORK CITY TIME, ON WEDNESDAY, MARCH 21, 2001, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF SEMA SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.


                                                              February 21, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Schlumberger Investments is offering to purchase, upon the terms and subject to the conditions set forth in its Offer Document dated February 21, 2001 and the accompanying Letter of Transmittal, all outstanding ordinary shares of 10 pence each of Sema plc ("Sema") and all outstanding American Depositary Shares ("Sema ADSs") of Sema, each representing two Sema ordinary shares and evidenced by American Depositary Receipts ("Sema ADRs").

  For your information and for forwarding to those of your clients for whom you hold Sema ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. The Offer Document;

  2. A printed form of letter that may be sent to your clients for whose account you hold Sema ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  3. The Letter of Transmittal to be used by holders of Sema ADSs to accept the Offer;

  4. The Notice of Guaranteed Delivery;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. A return envelope addressed to the US Depositary.

  Your prompt action is requested. We urge you to contact your client as promptly as possible.

  The Offer cannot be accepted in respect of Sema ordinary shares by means of the Letter of Transmittal. A Form of Acceptance for accepting the Offer in respect of Sema ordinary shares can be obtained from the US Forwarding Agent or the UK Receiving Agent (whose names and addresses may be found on the back cover page of the Offer Document).

  Payment for Sema ADSs purchased pursuant to the Offer will be made within 14 calendar days after the end of the Initial Offer Period in the case of acceptances received complete in all respects at this point, and in the case of acceptances received complete in all respects after the end of the Initial Offer Period, but while the Offer remains open for acceptance, within 14 calendar days of receipt.
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  Except as set out in Appendix IV of the Offer Document, Schlumberger
Investments will not pay any fees or commissions to any broker, dealer, or other person other than Lehman Brothers for soliciting acceptances of the Offer with respect to Sema ADSs evidenced by Sema ADRs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

  Inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth in the Offer Document. Additional copies of the enclosed materials and of the original Offer Document may be obtained from the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth in the Letter of Transmittal.

                                            Very truly yours,

                                            Lehman Brothers

  Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of the Dealer Manager, Schlumberger Investments, the US Depositary, the US Forwarding Agent or the UK Receiving Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer Document or the Letter of Transmittal.

  This document should not be forwarded or transmitted in or into Australia, Canada or Japan.

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